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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 27, 2005

Little Squaw Gold Mining Company

(Exact Name of Registrant as Specified in its Charter)

Alaska	001-06412	91-0742812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3412 S Lincoln Drive, Spokane WA	99203-1650
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 624-5831

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

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SEC 873  (6-04)

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Item 1.01  Entry into a Material Definitive Agreement

On April 27, 2005, Little Squaw Gold Mining Company (the "Company") entered into a Finder’s Fee Letter Agreement (the “Agreement”) with Mr. Otto Gold ("Mr. Gold"), 63 Tanglewood Drive, Summit, NJ 07901.  Mr. Gold represents only himself, and he is independent of the Company and is not authorized to act as an agent for the Company.

Mr. Gold has represented to the Company that he is able to introduce the Company to persons and/or business entities (Investors)  which may have an interest in entering into arrangements with the Company to either participate in a private equity financing by the Company and/or in a joint venture development, earn-in or lease of the Company’s Chandalar mining property in Alaska. The Agreement provides for the Company to pay Mr. Gold a finder’s fee should the it enter into such arrangements with Investors Mr. Gold introduces to the Company.  In the event of a private placement, Mr. Gold’s finder’s fee shall be ten percent (10%) of the amount of the proceeds plus common share warrants equal to ten percent (10%) of the value of the financing, priced at a twenty five percent (25%) premium to market and valid for three (3) years. This provision also applies to subsequent financings the Investors may participate in during the two (2) years subsequent to their initial investment. In the event of a business venture on or lease of the Chandalar property, Mr. Gold’s finder’s fee shall be three percent (3%) of the annual amount spent by the Investors for a three (3) year period. In this case, the Company has the option to pay half plus an additional twenty five percent (25%) on that half of Mr. Gold’s finder’s fee in restricted common shares of the Company. The remaining terms, representations, conditions, and covenants contained in the Agreement are similar to those typically found in the mining industry for the payment of finder’s fees.

There is no material relationship between the Company and Mr. Gold other than as set forth in the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LITTLE SQUAW GOLD MINING COMPANY

                         (Registrant)

Date:

May 3, 2005

/s/ Richard R. Walters

President